1
For  the six-month period ended (a) September  30,
1996
File number (c) 811-4710



                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders



     An Annual Meeting of Stockholders was held on July 2, 1996, but was adjourned with respect to proposal b until July 24, 1996. At such meetings the stockholders elected the entire slate of Class
I Directors, ratified the selection of independent accountants and approved the following proposals:


          a)    approval  of an amendment  to  the
          Articles of Incorporation to increase the authorized Common Stock of the Fund.

          Affirmative              Negative
          votes cast               votes cast

           8,706,741                486,459

          b)    approval to authorize the Board of
          Directors to approve from time to time investment by the Fund in additional
          Asian countries.

          Affirmative              Negative
          votes cast               votes cast

           7,489,393                179,628

          c)    approval  to transact  such  other
          business as may properly come before the Meeting or any adjournments thereof.

          Affirmative              Negative
          votes cast               votes cast

           8,823,467                322,779